Exhibit (d)(14)

HIGHLAND FUNDS II

AMENDMENT NO. 2 TO THE SUB-ADVISORY AGREEMENT

(Highland Small-Cap Equity Fund)

This Amendment No. 2 to the Sub-Advisory Agreement (the “Agreement”) dated February 18, 2011, as Amended and Restated July 1, 2013, by and among Highland Capital Management Fund Advisors, L.P. (“HCMFA”), Highland Funds II (the “Trust”), on behalf of Highland Small-Cap Equity Fund (the “Fund”), a series of the Trust, solely with respect to Section 13(b) of the Agreement, and Palisade Capital Management, L.L.C. (the “Sub-Adviser”) is entered into effective the 26th of September, 2014.

WHEREAS, the Agreement provides for the Sub-Adviser to provide certain investment advisory services for HCMFA, for which the Sub-Adviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Schedule A of the Agreement is amended in whole to read as follows:

Fees Paid to the Sub-Adviser

The Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate of 0.55%.

The foregoing annual rate to be paid by HCMFA to the Sub-Adviser shall be based on the net assets attributable to the aggregate Allocated Assets of all the small-cap equity funds managed by HCMFA and sub-advised by the Sub-Adviser.

For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty (30) business days of the date of termination.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first written above.

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.

BY:	/s/ Ethan Powell
	Name:	Ethan Powell
	Title:	Executive Vice President
Secretary

HIGHLAND FUNDS II, ON BEHALF OF HIGHLAND SMALL-CAP EQUITY FUND, A SERIES OF HIGHLAND FUNDS II, SOLELY WITH RESPECT TO SECTION 13(b) OF THE AGREEMENT

BY:	/s/ Ethan Powell
	Name:	Ethan Powell
	Title:	Executive Vice President
Secretary

PALISADE CAPITAL MANAGEMENT, L.L.C.

BY:	/s/ Jeffrey D. Serkes
Name: Jeffrey D. Serkes
Title: Chief Operating Officer